Exhibit 5.1

[J. Paul Caver, P.C. letterhead]

March 5, 2004

Board of Directors
Home Solutions of America, Inc.
11850 Jones Road
Houston, Texas 77070

Re:  Registration on Form S-3

Gentlemen:

I have acted as counsel to Home Solutions of America, Inc., a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-3 ("Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 10,532,825 shares (the "Shares") of the Company's common stock, par value $0.001 per share, to be sold by the selling stockholders named in the Registration Statement.

I have examined such records and documents and have made such examination of laws as I considered necessary to form a basis for the opinion set forth herein. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity with the originals of all documents submitted to me as copies thereof.

Based on the foregoing, it is my opinion that the Shares covered by the Registration Statement will, when sold, be legally issued, fully paid and nonassessable.

This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events, or developments which hereafter may be brought to my attention and which may alter, affect, or modify the opinion expressed herein. My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

This opinion letter may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to me under the caption "Legal Matters" in the Registration Statement as having passed on the validity of the Shares.

Very truly yours,

/s/ J. PAUL CAVER, P.C.

J. Paul Caver, P.C.